Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-65556 on Form S-8 of our report dated June 7, 2023 relating to the financial statements and supplemental schedules of the Bread Financial 401(k) Plan, which appears in this Annual Report on Form 11-K for the year ended December 31, 2022.

/s/ Ary Roepcke Mulchaey. P.C.

Columbus, Ohio
June 7, 2023